EX-99.d50

                                   SUPPLEMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT


         This SUPPLEMENT is effective this 14th day of February 2002, by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and PPM AMERICA, INC., a Delaware corporation and registered investment adviser ("Sub-Adviser").

         WHEREAS, the Adviser and the Sub-Adviser have previously entered into an Investment Sub-Advisory Agreement dated and effective January 31, 2001 ("Sub-Advisory Agreement") with respect to certain series of the JNL Series Trust ("Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and,

         WHEREAS, one such series subject to the Sub-Advisory Agreement is the PPM America/JNL Money Market Series of the Trust, which is a "money market" fund subject to Rule 2a-7 under the 1940 Act; and,

         WHEREAS, the Adviser and Sub-Adviser wish clearly to document the allocation and delegation between themselves of certain responsibilities pursuant to Rule 2a-7;

         NOW, THEREFORE, the Adviser and Sub-Adviser agree as follows:

         1. Delegation of Certain Responsibilities. The Trustees ("Trustees") of
            --------------------------------------
         the Trust previously have delegated to the Adviser the responsibility for making the determinations required by Rule 2a-7 to be made by the Trustees which are delegable by the Trustees pursuant to paragraph (e) of Rule 2a-7, and the Adviser has accepted the delegation of such responsibilities.

                  The Adviser hereby delegates to the Sub-Adviser the responsibility for making the determinations required by Rule 2a-7 to be made by the Trustees which have been delegated by the Trustees pursuant to paragraph (e) of Rule 2a-7, and the Sub-Adviser hereby accepts the delegation of such responsibilities.

         2. Advice and Assistance of Sub-Adviser. The Sub-Adviser agrees to
            ------------------------------------
         provide to the Adviser and to the Trustees such advice and assistance as reasonably may be requested in fulfilling their responsibilities under Rule 2a-7 which are not delegated to the Sub-Adviser hereunder.

         IN WITNESS WHEREOF the Adviser and the Sub-Adviser have caused this Supplement to be executed by their duly authorized officers as of the date first written above.



                               JACKSON NATIONAL ASSET MANAGEMENT, LLC


                               By       /s/ Andrew B. Hopping
                                      -------------------------------------
                                      Andrew B. Hopping,
                                      President



                               PPM AMERICA, INC.


                               By         /s/ Brion Johnson
                                      -------------------------------------

                               Name      Brion Johnson
                                      -------------------------------------

                               Title    Executive Vice President - Public
                                        Fixed Income, Portfolio Analytics
                                      -------------------------------------

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